EXHIBIT 23



                  CONSENT OF INDEPEDENDENT ACCOUNTANTS




We consent to the incorporation by reference in the registration statement of Homeland Holding Corporation on Forms S-8 (File Nos. 333-78693, 333-52267, 333-56387, and 333-61203) of our report dated February 29, 2000, except for
Note 14, as to which the date is March 9, 2000, on our audits of the consolidated financial statements of Homeland Holding Corporation and subsidiaries as of January 1, 2000 and January 2, 1999 and for the 52 weeks ended January 1, 2000, the 52 weeks ended January 2, 1999, and the 53 weeks ended January 3, 1998, which report is included in this Annual Report on Form 10-K.




                                              PRICEWATERHOUSECOOPERS LLP




March 29, 2000